Exhibit 99.1

Scientific Learning Reports Second Quarter 2011 Financial Results

OAKLAND, Calif.--(BUSINESS WIRE)--August 11, 2011--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the second quarter ended June 30, 2011.

Total revenue in the second quarter of 2011 was $12.4 million, compared to $12.3 million in the second quarter of 2010. The second quarter of 2011 included $2.1 million of deferred revenue for sales booked in previous quarters. Total booked sales for the second quarter were $10.1 million, compared to $12.0 million in the second quarter of 2010, reflecting the continuing difficulties in the K-12 funding environment. Adjusted EBITDA was $1.7 million in the second quarter of 2011 compared to $238,000 in the second quarter of 2010. Net income in the second quarter of 2011 was $884,000, or $0.05 per share, compared to a net loss of $781,000, or $0.04 per share, in the second quarter of 2010.

“Although we experienced a decrease in K-12 booked sales this quarter, we’ve made important strides in our business model and internal processes to better align with our new technology and upcoming product launches,” said Andy Myers, Chief Executive Officer. “We are encouraged by the positive trends in our international and direct-to-consumer markets and with our new on-demand platform, the historical barriers to entry in these growth markets are diminishing. We also saw a 27% increase in the number of K-12 transactions, which is a testament to the positive traction we’re seeing with our new pricing and on-demand solution. As we look out to the second half of the year, we’ll continue to focus on transforming our sales, customer service, and operations to leverage the new platform and pricing model across the K-12, international and consumer markets.”

Booked sales and Adjusted EBITDA are both non-GAAP measures. Additional information on these non-GAAP measures and reconciliations are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Conference Call Information

A conference call to discuss second quarter 2011 financial results is scheduled for today, August 11, 2011 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), Conference ID # 86460967, approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 (international) and enter conference id number 86460967.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 200 research studies and protected by over 55 patents. Learners can realize achievement gains of 1 - 2 years in as little as 8 - 12 weeks and maintain an accelerated rate of learning even after the programs end.

Today, learners have used nearly 3 million Scientific Learning software products, which apply “Brain Fitness” principles to the areas of English language and reading. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to trends in and growth expectations for our markets, our new product release plans, the impact and potential of the new SciLEARN platform On-Demand offering, and the impact of our recent and planned business process changes. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended March 31, 2011 (Part II, Item 1A, Risk Factors), filed May 3, 2011. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,885	$5,415
Short-term investments	6,748	9,631
Accounts receivable, net	6,107	5,053
Prepaid expenses and other current assets	1,793	2,206

Total current assets	16,533	22,305

Property and equipment, net	3,379	2,497
Goodwill	4,568	4,568
Other intangible assets, net	778	1,034
Other assets	1,331	1,399

Total assets	$26,589	$31,803

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$507	$543
Accrued liabilities	3,815	4,198
Deferred revenue	12,397	16,388

Total current liabilities	16,719	21,129
Deferred revenue, long-term	5,367	5,483
Other liabilities	833	857

Total liabilities	22,919	27,469

Stockholders' equity:
Common stock and additional paid in capital	90,096	89,277
Accumulated deficit	(86,421)	(84,943)
Accumulated other comprehensive loss	(5)	-

Total stockholders' equity	3,670	4,334

Total liabilities and stockholders' equity	$26,589	$31,803

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Products	$7,164	$7,223	$12,641	$12,725
Service and support	5,233	5,084	10,191	10,647

Total revenues	12,397	12,307	22,832	23,372

Cost of revenues:
Cost of products	331	562	646	1,081
Cost of service and support	2,037	2,292	4,330	4,726

Total cost of revenues	2,368	2,854	4,976	5,807

Gross profit	10,029	9,453	17,856	17,565

Operating expenses:
Sales and marketing	4,477	5,851	9,393	11,801
Research and development	2,550	1,895	5,454	3,863
General and administrative	2,078	2,460	4,421	4,523

Total operating expenses	9,105	10,206	19,268	20,187

Operating income (loss)	924	(753)	(1,412)	(2,622)

Interest and other income, net	3	18	15	35

Income (loss) before provision for income taxes	927	(735)	(1,397)	(2,587)
Provision for income taxes	43	46	82	92

Net income (loss)	$884	$(781)	$(1,479)	$(2,679)

Net income (loss) per share:
Basic net income (loss) per share	$0.05	$(0.04)	$(0.08)	$(0.15)
Diluted net income (loss) per share	$0.05	$(0.04)	$(0.08)	$(0.15)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	18,812	18,453	18,770	18,397
Diluted weighted average shares outstanding	19,485	18,453	18,770	18,397

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Operating Activities:
Net loss	$(1,479)	$(2,679)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	915	1,269
Stock-based compensation	740	818
Changes in operating assets and liabilities:
Accounts receivable	(1,054)	(386)
Prepaid expenses and other current assets	376	252
Other assets	19	(195)
Accounts payable	(36)	(175)
Accrued liabilities	(383)	(2,983)
Deferred revenue	(4,107)	(1,677)
Other liabilities	(24)	97

Net cash used in operating activities	(5,033)	(5,659)

Investing Activities:
Purchases of property and equipment, net	(1,492)	(815)
Purchases of short-term investments	(3,584)	(8,941)
Maturities of short-term investments	6,500	500

Net cash provided by (used in) investing activities	1,424	(9,256)

Financing Activities:
Proceeds from issuance of common stock	178	348
Net settlement of common stock	(99)	-

Net cash provided by financing activities	79	348

Decrease in cash and cash equivalents	(3,530)	(14,567)

Cash and cash equivalents at beginning of period	5,415	20,679

Cash and cash equivalents at end of period	$1,885	$6,112

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Booked sales	$10,118	$12,036	$18,201	$20,061
Less: revenue	12,397	12,307	22,832	23,372
Other adjustments	146	302	524	1,634
Net decrease in current and long-term deferred revenue	$(2,133)	$31	$(4,107)	$(1,677)

Beginning balance in current and long-term deferred revenue	$19,897	$20,522	$21,871	$22,230
Ending balance in current and long-term deferred revenue	$17,764	$20,553	$17,764	$20,553

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income (loss) to Adjusted EBITDA

$s in thousands
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net income (loss)	$884	$(781)	$(1,479)	$(2,679)
Adjustments to reconcile to Adjusted EBITDA:
Provision for income taxes	43	46	82	92
Interest (income) expense, net	3	18	12	27
Depreciation and amortization	440	646	915	1,269
Stock-based compensation expense	285	309	740	818
Adjusted EBITDA	$1,655	$238	$270	$(473)

Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (Adjusted EBITDA) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the Company in the current period. We also believe that Adjusted EBITDA will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of Adjusted EBITDA to net loss, the closest GAAP measure.

Non-Cash Charges

$s in thousands	Three months ended June 30, 2011			Six months ended June 30, 2011
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of products	$139	$-	$139	$278	$-	$278
Cost of service and support	-	11	11	-	20	20
Operating expenses	301	274	575	637	720	1,357
Total	$440	$285	$725	$915	$740	$1,655

$s in thousands	Three months ended June 30, 2010			Six months ended June 30, 2010
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	$264	$-	$264	$525	$-	$525
Cost of Service and Support	21	24	45	85	63	148
Operating Expenses	361	315	676	658	755	1,413
Total	$646	$339	$985	$1,268	$818	$2,086

CONTACT:
Media Contact:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784
Vice President of Marketing and Product Management
jlindl@scilearn.com
or
Investor Contact:
The Blueshirt Group
Stacie Bosinoff, 415-217-7722
investorrelations@scilearn.com
stacie@blueshirtgroup.com